Oil Reserve Estimate Crow Tribal 11-22

Blue Water Heavy Oil Project Crow Reservation, Montana

Prepared for
Degaro Innovations Corp.

By

David A. Lopez, Ph.D.
Consulting Geologist
AAPG Certified Petroleum Geologist #4210
Billings, MT
June 30, 2013

Qualifications—Dr. David A. Lopez

- Education:
  - University of Colorado, B. A., (Geology), 1973
  - University of New Mexico, M. S., (Geology), 1975
  - Colorado School of Mines, Ph. D., (Geology), 1981

- American Association of Petroleum Geologists (AAPG) Certified Petroleum Geologist #4210.

- I have 36 years of experience as a professional geologist; 29 years in oil and gas exploration and research.

- I am a member of the following professional organizations
  - American Association of Petroleum Geologists
  - Geological Society of America (Fellow)
  - Montana Geological Society

Respectfully Submitted,

Dr. David A. Lopez

Executive Summary

Reserve potential for the 11-22 Crow Tribal well was calculated by log evaluation.

Based on the simplified assumption that the pay zone will remain relatively constant over a 40 acre area, the total oil in place is estimated to be about 2.6 million barrels of oil per 40 acres. No attempt was made to evaluate the quality or gravity of the oil in place. No information was available for an expected recovery factor; the estimate is therefore of total oil in place.

Evaluation Description

In the above referenced well, the top of the Tensleep Sandstone occurs at a depth of 609 ft as identified on the Resistivity and Porosity logs provided. Excellent pay intervals were encountered between depths of 620 to 710 ft. Resistivity in these zones range from 100 ohms with peaks of almost 700 ohms. Sample descriptions indicate live oil saturation. Porosity from Density/Neutron logs (2.65 sandstone matrix density) in the zones ranges from about 9% to a high of about 26%. Water sampled from the well has a measured R_w of 2.47 ohms. Water saturation (S_w) was calculated for individual pay zones based on the measured R_w and log measurements from the porous zones. The table below lists the measured data by interval, the calculated Sw, and the volume of oil saturated porosity in acre-ft.

Based on the assumption that the pay zone will remain relatively constant over a 40 acre area, the total oil in place is estimated to be about 2.6 million barrels of oil per 40 acres. No attempt was made to evaluate the quality or gravity of the oil in place. No information was available for an expected recovery factor; the estimate is therefore of total oil in place.

Interval	Thickness	Area	Porosity	R_t (ohms)	S_w	S_o	Acre-Ft Oil Saturated
621-624	4	40 acres	13%	500.00	23%	77%	16.02
624-638	14	40 acres	16%	650.00	12%	88%	78.80
646-655	9	40 acres	22%	150.00	27%	73%	57.82
659-662	3	40 acres	23%	125.00	31%	69%	19.04
662-666	4	40 acres	26%	150.00	20%	80%	33.28
666-672	6	40 acres	17%	200.00	35%	65%	26.52
672-679	7	40 acres	23%	150.00	25%	75%	48.30
694-698	4	40 acres	23%	150.00	25%	75%	27.60
702-705	3	40 acres	21%	110.00	41%	59%	14.87
708-710	2	40 acres	22%	125.00	33%	67%	11.79
Total							334.04

$S_w = (F \times R_w)/R_t$ F=0.81/$Ø^2$(ss) R_w=2.47

Total oil in place = acre ft X (7758.37 barrels/ acre-ft) = **2,591,605.9 BO**

Logs across the pay intervals described in the table above are included below. Intervals used can be can be identified by the interval description in feet in the first column above. The dark gray horizontal lines are page breaks in the original log images.

Dual Induction/Gamma Ray Log



600
700
Gamma Ray
SP
Deep Resistivity
Shall
Medium Resistivity

Neutron-Density/Gamma Ray Log



600
700
Repeat Section
Density Caliper (in)
Density Porosity (pu)